EXHIBIT 3.1

SECOND AMENDMENT TO TESSERA TECHNOLOGIES, INC.

AMENDED AND RESTATED BYLAWS

Dated: April 13, 2011

     Pursuant to the resolutions duly adopted by the Board of Directors of Tessera Technologies, Inc., a Delaware corporation (the “Company”), effective April 13, 2011, the Amended and Restated Bylaws of the Company, as amended May 12, 2010 (the “Bylaws”), are amended as follows.

     Section 3.2 of the Bylaws is hereby amended by replacing the first sentence of Section 3.2 with the following: “The authorized number of directors shall be six (6) until changed by a proper amendment to this Section 3.2.”